UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2016

Synergy Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35268	33-0505269
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

420 Lexington Avenue, Suite 2012

New York, NY 10170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 297-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 17, 2016, Synergy Pharmaceuticals Inc. (the “Company”) entered into separate, privately-negotiated exchange agreements with certain holders (the “Holders”) of the Company’s 7.50% Convertible Senior Notes due 2019 (the “Notes”). Under the exchange agreements, the Holders agreed to exchange an aggregate principal amount of $79.7 million of Notes and accrued but unpaid interest in an aggregate amount of $2.4 million held by them in exchange for shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). Upon the consummation of the transactions contemplated by the exchange agreements, the Company expects to issue approximately 33.3 million shares of Common Stock, which amount will be subject to adjustment based on the trading prices of the Common Stock over a five trading day averaging period beginning on March 18, 2016.

The transaction is expected to close on or about March 25, 2016, subject to customary closing conditions. Immediately following the exchanges of the Notes contemplated by the exchange agreements, $71.5 million in aggregate principal amount of the Notes will remain outstanding.

The foregoing description of the exchange agreements is qualified in its entirety by reference to the form of exchange agreement attached as Exhibit 99.1 hereto.

This Current Report does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure under Item 1.01 above is incorporated by reference herein. The Shares were issued to “qualified institutional buyers” within the meaning of Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and corresponding provisions of state securities laws.

Item 9.01.                                        Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description

99.1	Form of Exchange Agreement Related to 7.50% Convertible Senior Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:           March 18, 2016

SYNERGY PHARMACEUTICALS INC.

By:	/s/ Gary S. Jacob
Gary S. Jacob, Ph.D.
President and Chief Executive Officer